EXHIBIT 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Rule 13e-100)

ALERISLIFE INC.

(Name of Subject Company)

ALERISLIFE INC.

(Names of Filing Persons)

Table 1-Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$41,225,242	0.00011020	$4,543.02
Fees Previously Paid	-		$4,543.02
Total Transaction Valuation	$41,225,242
Total Fees Due for Filing			-
Total Fees Previously Paid			$4,543.02
Total Fee Offsets			$4,543.02
Net Fee Due			$0

Table 2-Fee Offset Claims and Sources

	Registrant or filer name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-T	005-62369	February 17, 2023		$4,543.02
Fee Offset Sources	ABP Acquisition LLC	SC TO-T	005-62369		February 17, 2023		$4,543.02	***

*	Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the difference between 33,442,433, the number of shares of common stock of AlerisLife Inc., par value $0.01 per share (“Shares”), outstanding as of February 16, 2023, and 1,972,783, the number of Shares owned by ABP Acquisition LLC or by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser, multiplied by $1.31. The calculation of the filing fee is based on information provided by AlerisLife Inc. as of February 16, 2023.

**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023, by multiplying the transaction value by 0.00011020.

***	ABP Acquisition LLC previously paid $4,543.02 upon the filing of its Tender Offer Statement on Schedule TO on February 17, 2023 in connection with the tender offer reported hereby.